Exhibit 99.1

ORAGENICS ANNOUNCES RECENT CAPITAL RAISE AND WARRANT EXERCISES TOTALING $21.9 MILLION AND THE REDEMPTION OF ITS SERIES C PREFERRED STOCK

TAMPA (February 12, 2021) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) announced it has raised approximately $20 million from the sale of common stock through a sales agreement with A.G.P./Alliance Global Partners for an “at-the-market” facility. In addition, the Company also received approximately $1.9 million from the exercise of common stock warrants. In turn, Oragenics has given a notice for the redemption of all outstanding shares of the Company’s Series C, Non-Convertible, Preferred Stock (the “Series C Preferred Stock”) to the holder of the Series C Preferred Stock.

Commenting on these developments, Alan Joslyn, President and Chief Executive Officer of Oragenics, said, “We are delighted that we were able to raise capital to fund our operations through a number of anticipated key value-creating milestones towards the initiation of the Phase 2 clinical trial of our SARS CoV-2 vaccine, Terra CoV-2. In addition, we will be able to advance our lantibiotics program, which is directed at solving the problem of multidrug-resistant organisms. Importantly, the redemption of our Series C Preferred Stock in the amount of $5.6 million eliminates the accruing annual 20% preferred dividend payment.”

The redemption payment date of the Series C Preferred Stock will be March 15, 2021 (the “Redemption Payment Date”). The currently outstanding, 160.180 shares of Series C Preferred Stock, will be redeemed at a redemption price equal to the stated value of $33,847.9874 per share of Series C Preferred Stock, and include accrued and unpaid dividends through March 13, 2021 (the “Redemption Price”). After payment of the Redemption Price, the Series C Preferred Stock will no longer be deemed outstanding and dividends on the Series C Preferred Stock will cease to accrue.

This press release does not constitute a Redemption Notice under the Certificate of Designation governing the Series C Preferred Stock and is qualified in its entirety by reference to the Redemption Notice issued by or on behalf of the Company.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state or other jurisdiction.

About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the Terra CoV-2 vaccine candidate to combat the novel coronavirus pandemic and the further development of effective treatments for novel antibiotics against infectious diseases. The Company is dedicated to the development and commercialization of a vaccine candidate providing specific immunity from novel coronavirus. The Terra CoV-2 immunization leverages coronavirus spike protein research conducted by the National Institutes of Health. In addition, Oragenics has an exclusive worldwide channel collaboration with Eleszto Genetika, Inc. relating to the development of novel lantibiotics.

1

For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about Oragenics, including but not limited to statements with respect to the completion, timing, size, and use of proceeds of the proposed underwritten offering of common stock. Oragenics may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not Oragenics will be able to raise capital, market and other conditions, Oragenics’ business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by Oragenics, see disclosures contained in Oragenics’ public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Oragenics undertakes no obligation to update such statements as a result of new information, except as required by law.

CONTACTS:

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

# # #

2